UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 29, 2014

Date of Report (Date of earliest event reported)

TSS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33627	20-2027651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

(410) 423-7438
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2014, TSS, Inc. (the “Company”) announced that its board of directors has appointed John K. Penver as Chief Financial Officer of the Company effective August 29, 2014. A copy of the press release announcing the appointment of Mr. Penver is being furnished with this Form 8-K as Exhibit 99.1.

Mr. Penver, age 51, has been acting as the Interim Chief Financial Officer of the Company since July 2, 2014. Mr. Penver was the Chief Financial Officer of Fallbrook Technologies, Inc., a privately held manufacturer of mechanical transmission systems and technologies, from November 2012 until February 2014. From February 2005 until October 2012, Mr. Penver was the Vice President of Finance, Chief Financial Officer and Company Secretary of Active Power, Inc., a manufacturer of uninterruptible power systems and modular infrastructure solutions for data centers. Mr. Penver has also held a number of senior financial leadership positions including with Silicon Gaming, Inc., Factory Logic, Inc. and Deloitte & Touche LLP in the United States and Australia. Mr. Penver has an MBA from Santa Clara University and a Bachelor of Business degree from Monash University (Australia), and is a Certified Public Accountant as well as a Chartered Accountant.

In connection with his appointment as the Company’s Chief Financial Officer, the Company entered into an employment agreement with Mr. Penver. Under that employment agreement, Mr. Penver’s annual base salary is $250,000, and he is eligible to receive a bonus in an amount and on terms established by the Company’s board of directors. Mr. Penver is also entitled to receive vacation, health insurance and other benefits generally made available to the Company’s other executives. If, after the first anniversary of Mr. Penver’s employment with the Company, the Company terminates Mr. Penver’s employment other than for “Cause” (as defined in the employment agreement) or Mr. Penver terminates his employment for a “Good Reason” (as defined in the employment agreement), the Company will continue paying Mr. Penver his base salary commencing on the date of termination and ending six months from the date of termination. If Mr. Penver’s employment is terminated within twelve months following a “Change in Control” of the Company (as defined in the employment agreement), the Company will continue paying Mr. Penver his base salary commencing on the date of termination and ending twelve months from the date of termination. If a Change in Control occurs within the first twelve months of employment and Mr. Penver’s employment is terminated within twelve months of such Change in Control, the Company will continue paying Mr. Penver his base salary commencing on the date of termination and ending three months from the date of termination. A copy of Mr. Penver’s employment agreement is filed as Exhibit 99.2 to this Form 8-K and incorporated by reference into this description.

Mr. Penver and the Company also entered into an award agreement. In accordance with the terms of the award agreement, Mr. Penver received 250,000 restricted shares of the Company’s common stock and a stock option to purchase 200,000 shares of the Company’s common stock on his commencement date. The restricted shares will vest in installments as follows: 50,000 shares will vest on September 29, 2014, 100,000 shares will vest on August 29, 2015 and 100,000 shares will vest on August 29, 2016. All unvested shares of restricted stock will vest upon a change in control of the Company, and an amount up to 100,000 shares of restricted stock will vest in certain instances upon the termination of Mr. Penver’s employment. The exercise price per share for the stock options is equal to the average of the high and low bid prices for the Company’s common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. These stock options become exercisable in installments as follows: 100,000 shares become exercisable when the fair market value of the Company’s common stock is at least $2.00 for 20 consecutive business days, and 100,000 shares become exercisable when the fair market value of the Company’s common stock is at least $3.00 for 20 consecutive business days. All of the Company’s independent directors approved these equity grants, which were not made under any compensation plan approved by the Company’s stockholders. A copy of Mr. Penver’s award agreement is filed as Exhibit 99.3 to this Form 8-K and incorporated by reference into this description.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release, dated September 2, 2014, announcing appointment of John K. Penver as Chief Financial Officer.
99.2	Employment Agreement, dated August 29, 2014, between TSS, Inc. and John K. Penver.
99.3	Award Agreement, dated August 29, 2014, between TSS, Inc. and John K. Penver.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSS, INC.

By:	/s/ Anthony Angelini
Anthony Angelini
President and Chief Executive Officer

Date: September 2, 2014